Oppenheimer Equity Income Fund, Inc.
Period Ending 10-31-2009
Exhibit 77C


On May 21, 2009, a special meeting of the shareholders of Oppenheimer Equity Income Fund, Inc. ("Equity Income Fund") was held for the purpose of voting on:

(a) the election of the following individuals to serve as Directors:

                                   For                            Withheld
David Downes                       8,564,121                      420,450
Matthew Fink                       8,571,977                      412,593
Phillip Griffiths                  8,563,379                      421,191
Mary F. Miller                     8,570,491                      414,079
Joel W. Motley                     8,571,810                      412,760
John V. Murphy                     8,566,997                      417,573
Russell S. Reynolds, Jr. *         8,564,453                      420,117
Mary Ann Tynan                     8,568,869                      415,701
Joseph M. Wilker                   8,571,603                      412,968
Peter I Wold                       8,572,797                      411,773
Brian F. Wruble                    8,590,693                      393,875

* Mr. Reynolds subsequently withdrew his nomination.

and

(b) the approval of an agreement and plan of reorganization, which would have changed the Fund's domicile and form of organization from a Maryland corporation to a Massachusetts business trust. No quorum was reached with respect to this Proposal.